Consent of Independent Registered Public Accounting Firm
The Board of Directors
Electro Scientific Industries, Inc.:
We consent to the use of our reports dated June 12, 2014, with respect to the consolidated balance sheets of Electro Scientific Industries, Inc. as of March 29, 2014 and March 30, 2013, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three‑year period ended March 29, 2014, and the effectiveness of internal control over financial reporting as of March 29, 2014, incorporated herein by reference.
/s/KPMG LLP
Portland, Oregon
October 2, 2014